Exhibit 99.1

For Immediate Release

Contact: Whirlpool Corporation

Media: 269/923-7405

Media@Whirlpool.com

Financial: Joe Lovechio, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL TURNS FOCUS TO FUTURE FOLLOWING FAIR TRADE VICTORIES

BENTON HARBOR, Mich. – January 28, 2014 – Whirlpool Corporation (NYSE: WHR) today announced that the company had achieved its goal of bringing unlawful appliance trade activity to the attention of the U.S. government. As a result, the company will no longer pursue the current refrigeration appeal following a favorable ruling from the U.S. Court of International Trade earlier this month.

“Because of our actions, there is no longer any doubt that dumping occurred and is occurring, both for washers and refrigerators,” said Jeff Fettig, chairman and chief executive officer of Whirlpool Corporation. “We are encouraged that the Court ruled there were mistakes made by the Trade Commission in not finding injury in the refrigeration case, particularly after the Commission determined that U.S. appliance workers and consumers were harmed by foreign competitors’ unlawful washer trade actions.”

Earlier this month, Whirlpool won a favorable ruling from the U.S. Court of International Trade, in which the court agreed that significant errors were made in a 2012 trade remedy decision by the U.S. International Trade Commission. The case involved refrigerators imported from South Korea by LG and Samsung between 2008 and 2011. In closing a proceeding based on old market data that could take several years to conclude before trade remedies go into effect, the company remains committed to assessing all appropriate actions to ensure a level competitive playing field in today’s marketplace.

“Since we filed the refrigerator case, the U.S. marketplace, the products, prices and the countries of supply have changed,” continued Fettig. “Rather than pursue an appeal based on outdated data, we will put our energies toward continuing to monitor the U.S. appliance marketplace, evaluating potentially faster and more effective paths to achieve trade remedies and, when necessary, taking actions to defend U.S. manufacturing, innovation and consumers. Our focus remains on winning with consumers through developing innovative products, building strong brands and executing our long-term growth strategy with a commitment to ensuring that trade law is enforced for all.”

For additional information about the company’s innovation leadership and actions to defend U.S. jobs, please visit http://whirlpoolcorp.com/america.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading global manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion in 2012, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

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